                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

      Filed by the Registrant /X/

      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED
                 BY RULE 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Under 14a-12

                                  NORLAND MEDICAL SYSTEMS, INC
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified in its Charter)

      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)

Payment of Filing Fee (check the appropriate box):

/X/        No fee required
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------

/ /        Fee paid previously with preliminary materials:

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing:

           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                                     [LOGO]

                      106 CORPORATE PARK DRIVE, SUITE 106
                           WHITE PLAINS, N. Y. 10604
                                 (914) 694-2285

                                                                     May 4, 2001

To the Stockholders of Norland Medical Systems, Inc.:

    The Annual Meeting of Stockholders of Norland Medical Systems, Inc. (the "Company") will be held on June 13, 2001 at 10:00 a.m., local time, at the EastRidge Conference Center located in the lobby of 707 Westchester Avenue, White Plains, New York 10604.

    Details of the business to be conducted at the Annual Meeting are provided in the enclosed Notice of Annual Meeting of Stockholders and Proxy Statement. The Company's 2000 Annual Report is also enclosed and provides additional information regarding the financial results of the Company during the fiscal year ended December 31, 2000.

    On behalf of the Board of Directors and employees of the Company, I cordially invite all stockholders to attend the Annual Meeting. It is important that your shares be voted on matters that come before the meeting. Whether or not you plan to attend the meeting, I urge you to promptly complete, sign, date and return the enclosed proxy card in the prepaid envelope provided.

                                          Sincerely,
                                          REYNALD G. BONMATI
                                          President and Chairman of the Board of
                                          Directors

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 13, 2001

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Norland Medical Systems, Inc., a Delaware corporation (the "Company"), will be held at the EastRidge Conference Center located in the lobby of 707 Westchester Avenue, White Plains, New York 10604, at 10:00 a.m., local time, on June 13, 2001 for the following purposes:

     i. To elect six directors to serve for the ensuing year;

     ii. To consider and act upon a proposal to ratify the selection of Deloitte & Touche LLP as the Company's independent auditors for 2001; and

    iii. To transact such other business as may properly come before the meeting or any adjournment thereof.

    The close of business on April 27, 2001 has been fixed as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting. Only holders of record of Common Stock of the Company on that date are entitled to vote at the Annual Meeting or any adjournments thereof.

                                               By Order of the Board of Directors,
                                               Richard Rahn
                                               Secretary

White Plains, N.Y.
May 4, 2001

    YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, SIGN, DATE AND MAIL THE ENCLOSED PROXY IN THE ACCOMPANYING PREPAID ENVELOPE EVEN IF YOU INTEND TO BE PRESENT AT THE MEETING. RETURNING THE PROXY WILL NOT LIMIT YOUR RIGHT TO VOTE IN PERSON OR TO ATTEND THE ANNUAL MEETING, BUT WILL ENSURE YOUR REPRESENTATION IF YOU CANNOT ATTEND. IF YOU HOLD SHARES IN MORE THAN ONE NAME, OR IF YOUR STOCK IS REGISTERED IN MORE THAN ONE WAY, YOU MAY RECEIVE MORE THAN ONE COPY OF THE PROXY MATERIAL. IF SO, PLEASE SIGN AND RETURN EACH OF THE PROXY CARDS THAT YOU RECEIVE SO THAT ALL OF YOUR SHARES MAY BE VOTED. THE PROXY IS REVOCABLE AT ANY TIME PRIOR TO ITS USE.

                                     [LOGO]

                      106 CORPORATE PARK DRIVE, SUITE 106
                           WHITE PLAINS, N. Y. 10604
                                 (914) 694-2285

                            ------------------------

                                PROXY STATEMENT
                                  MAY 4, 2001

                            ------------------------

    This Proxy Statement is being mailed on or about May 4, 2001 to holders of record as of April 27, 2001, of Common Stock, par value $0.0005 per share ("Common Stock"), of Norland Medical Systems, Inc. (the "Company") in connection with the solicitation by the Board of Directors of the Company of a proxy in the enclosed form for the Annual Meeting of Stockholders of the Company to be held on June 13, 2001. The principal executive offices of the Company are located at 106 Corporate Park Drive, Suite 106, White Plains, NY 10604.

    A proxy card is enclosed for your use. YOU ARE REQUESTED ON BEHALF OF THE BOARD OF DIRECTORS TO SIGN, DATE AND RETURN THE PROXY CARD IN THE ACCOMPANYING ENVELOPE, which requires no postage if mailed in the United States.

    If no instructions are specified on a properly executed proxy, shares represented thereby will be voted (i) for the election of the six nominees listed herein as directors of the Company, (ii) in favor of the ratification of the appointment of Deloitte & Touche LLP as the Company's independent accountants for 2001, and (iii) in the discretion of the holder of the proxy on all other matters that may properly come before the Annual Meeting.

    Any stockholder who has given a proxy may revoke his or her proxy by executing a proxy bearing a later date or by delivering written notice of revocation of his or her proxy to the Secretary of the Company at the Company's executive offices at any time prior to the meeting or any postponement or adjournment thereof. Any stockholder who attends the Annual Meeting in person, or any postponement or adjournment thereof, may revoke any proxy previously given and vote by ballot.

    As of April 27, 2001, there were 30,433,509 shares of Common Stock issued and outstanding, each of which is entitled to one vote on each matter to be voted upon at the Annual Meeting. The presence of the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote at the Annual Meeting, either in person or represented by properly executed proxies, is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker "non-votes" (which result when a broker holding shares for a beneficial owner has not received timely voting instructions on certain matters from such beneficial owner) will be counted for purposes of determining the existence of a quorum at the Annual Meeting. If there are not sufficient shares represented in person or by proxy at the meeting to constitute a quorum, the meeting may be postponed or adjourned in order to permit further solicitation of proxies by the Company. Proxies given pursuant to this solicitation and not revoked will be voted at any postponement or adjournment of the Annual Meeting in the manner set forth above.

    The election of directors will be determined by a plurality of the votes cast by holders of shares of Common Stock, and the approval of any other matters will require the affirmative vote of holders of a majority of the votes cast at the Annual Meeting in person or represented by duly executed proxies and entitled to vote on the subject matter. Cumulative voting for the election of directors is not permitted. Abstentions will be treated as shares present and entitled to vote for purposes of determining the presence of a quorum but will not be counted as votes for or against any given matter. Shares relating to any proxy as to which a broker non-vote is indicated will be considered present and entitled to vote for determining the presence of a quorum, but will not be considered present and entitled to vote with respect to any matter as to which the broker has indicated on the proxy that the broker does not have discretionary authority to vote the shares. Accordingly, in the case of shares that are present at the Annual Meeting for quorum purposes, not voting such shares for a particular nominee for director will not prevent the election of such nominee if other stockholders vote for such nominee. Broker non-votes will have no effect on the outcome of the vote on any proposals.

    The expense of preparing, printing and mailing proxy solicitation materials will be borne by the Company. In addition, certain directors, officers, representatives and employees of the Company may solicit proxies by telephone and personal interview. Such individuals will not receive additional compensation from the Company for solicitation of proxies, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Banks, brokers and other custodians, nominees and fiduciaries also will be reimbursed by the Company for their reasonable expenses for sending proxy solicitation materials to the beneficial owners of Common Stock.

    The Company's Annual Report to Stockholders for the fiscal year ended December 31, 2000, which contains the Company's Form 10-K for such year including financial statements, is being mailed to all stockholders entitled to vote at the Annual Meeting. The Annual Report does not constitute a part of the proxy solicitation material.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

    The Company's By-Laws authorize the Board of Directors to fix the number of directors of the Company. Currently, the number of directors is fixed at six. The Board of Directors has nominated the six persons named below to serve as directors until the next Annual Meeting of Stockholders or until their earlier resignation or removal. Each nominee is presently a director of the Company and was reelected to the Board at the 2000 Annual Meeting of Stockholders. If any of the nominees should be unavailable to serve for any reason (which is not anticipated), the Board of Directors may (i) designate a substitute nominee or nominees, in which case the persons named on the enclosed proxy card will vote all valid proxy cards for the election of such substitute nominee, (ii) allow the vacancy to remain open until a suitable candidate or candidates are located, or (iii) by resolution, provide for fewer directors. Proxies for this Annual Meeting may not be voted for more than six nominees.

    Set forth below is certain information with respect to each nominee for election as a director of the Company at the Annual Meeting (based solely upon information furnished by such person).

    JEREMY C. ALLEN, age 52, has served as a Director of the Company and Special Marketing Advisor to the President of the Company since October 1997. From 1995 to 1997, he was Vice President-Marketing and a member of the U.S. Executive Committee of Merck, U.S. Human Health. He founded and became President of Merck's Bone Measurement Institute in 1995. From 1992 to 1995, Mr. Allen provided general management and marketing consulting services to Medco Containment Services and Medical Marketing Group, two companies that were subsequently acquired by Merck. Mr. Allen holds a B.A. from the University of Kent, England.

    JAMES J. BAKER, age 69, has served as a Director of the Company since
May 1995. He has been a private investor for over thirteen years, specializing in start-up venture capital. He is currently a consultant of Flight
Landata, Inc., a company involved in multi-spectral remote sensing. Previously, Mr. Baker spent twelve years at Cullinet Software Corporation serving initially as Vice President in charge of technical development and later as Senior Vice President in charge of Customer Support. He holds a B.S. in Mathematics from the Massachusetts Institute of Technology.

    REYNALD G. BONMATI, age 53, has served as a Director of the Company since its formation in December 1993 and has served as Chairman of the Board, President and Treasurer of the Company since January 1994. Mr. Bonmati has served, and is currently serving, as President of Novatech Resource Corporation, a private investment firm, since its formation in 1981, as President of Bones L.L.C. a private investment firm, since its formation in1997, and as President of Bionix L.L.C., an importer of medical and non-medical devices since its formation in 1998. Mr. Bonmati received BS and MS degrees from the Institute National Superieur de Chimie Industrielle, France, an MS degree from the Ecole Nationale Superieure du Petrole et des Moteurs and an MBA from the University of Paris, France.

    MICHAEL W. HUBER, age 74, has served as a Director of the Company since May 1995. For more than the past five years, he has been the retired Chairman and Chief Executive Officer, and is currently a Director of, J.M. Huber Corporation, a diversified family-owned company engaged in natural resource development, specialty chemical, specialty equipment and wood product manufacturing.

    ANDRE-JACQUES NEUSY, age 57, has served as a Director of the Company since September 1997. Dr. Neusy is a Research Scientist and Attending Physician at Tisch Hospital Center/NYU Medical Center and the Medical Director of the Dialysis Unit and Chief of Nephrology at Bellevue Hospital Center in New York City. He has been associated with both hospitals since 1978. Dr. Neusy is also Associate Professor of Clinical Medicine at New York University School of Medicine and Attending Physician in Nephrology at the New York Veteran's Administration Hospital. Dr. Neusy received a B.A. Degree from the International School in Lubumbashi, Zaire, and an M.D. degree from the Free University of Brussels Medical School.

    ALBERT S. WAXMAN, age 61, has served as a Director of the Company since January 1994. Dr. Waxman is a co-founder and Senior Managing Member of Psilos Group Managers, LLC, a venture capital firm specializing in e-health and healthcare services investments since 1998. Prior to co-founding Psilos, Dr. Waxman was, from 1993 to 1998, Chairman and Chief Executive Officer of Merit Behavioral Care Corporation, a healthcare company. Dr. Waxman is a director of several Psilos portfolio companies, including Healthcare, Inc., e-Health Direct, and Active Health Management, of which Dr. Waxman is also Chairman of the Board of Directors. Dr. Waxman received a B.S.E.E. degree from City College of New York and M.A. and Ph.D. degrees from Princeton University. He serves on the Advisor Council of Princeton University's School of Engineering and Applied Sciences.

VOTE REQUIRED FOR APPROVAL

    The vote of a plurality of holders of the outstanding shares of Common Stock present in person or represented by duly executed proxies at the Annual Meeting for the election of a given nominee is necessary to elect such nominee as a director of the Company. Accordingly, the six director nominees receiving the greatest number of votes cast will be elected, regardless of the number of votes withheld for the election of such director nominees. Shares represented by an executed proxy in the form enclosed will, unless otherwise directed, be voted for the election of the six persons nominated to serve as directors.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF THE SIX PERSONS NOMINATED TO SERVE AS DIRECTORS.

BOARD ORGANIZATION AND MEETINGS

    During the year ended December 31, 2000, the Board of Directors held four meetings and acted on two other occasions by unanimous written consent. Except for Dr. Waxman, who missed three meetings, each Director attended at least 75% of the meetings of the Board of Directors and committees of the Board of Directors ("Committees") held in 2000 during his tenure as a Director or Committee member.

    There are two standing Committees:

    AUDIT COMMITTEE. The Audit Committee was established in June, 1995. The Audit Committee consists of Jeremy C. Allen, James J. Baker, Reynald G. Bonmati and Michael W. Huber. The Audit Committee: (i) makes recommendations to the Board of Directors with respect to the independent accountants who conduct the annual audit of the Company's accounts; (ii) reviews the scope of the annual audit and meets with the Company's independent accountants to review their findings and recommendations; (iii) approves major accounting policies or changes thereto; and (iv) periodically reviews principal internal controls to assure that the Company is maintaining a sound and modern system of financial controls. The Audit Committee is governed by an Audit Committee Charter, a copy of which is set forth as Appendix A to this Proxy Statement. Other than with respect to Mr. Bonmati, the other members of the Audit Committee are "independent", using the independence standard adopted by the NASDAQ Stock Market. The Audit Committee held two meetings in 2000.

    COMPENSATION COMMITTEE. The Compensation Committee was established in June, 1995. The Compensation Committee consists of Albert S. Waxman, James J. Baker, Michael W. Huber and Andre- Jacques Neusy. None of such members are, or ever were, executive officers or employees of the Company. During the last fiscal year, none of the executive officers of the Company served on the board of directors or on the compensation committee of any other entity, any of whose executives served on the Board of the Company. The Compensation Committee periodically determines the amount and form of compensation and benefits payable to all principal officers and certain other management personnel. This Committee also performs duties of administration with respect to the Company's Amended and Restated 1994 Stock Option and Incentive Plan (the "1994 Plan"). The Compensation Committee held two meetings during 2000, and acted on six other occasions by unanimous written consent during 2000.

DIRECTORS' REMUNERATION

    Under the 2000 Non-Employee Directors' Stock Option Plan, each Non-Employee Director receives options to acquire shares of Common Stock, vesting in four equal annual installments, commencing on the first anniversary of the date of grant, at an exercise price per share not lower than the market value on the date of grant. A grant to acquire 50,000 shares is effective on the date of the Director's first election to the Company's Board of Directors and a grant to acquire 5,000 shares is effective on the date of the Director's re-election to the Company's Board of Directors. For each of Mr. Allen, Mr. Baker, Dr. Neusy, Mr. Huber and
Dr. Waxman, 50,000 options were granted on June 2, 1999 at an exercise price of $0.67 per share, and 5,000 options were granted on June 1, 2000 at an exercise price of $0.531 per share. Directors who are employees of the Company do not receive additional compensation for serving as directors. No member of the Board of Directors was paid compensation during the 2000 fiscal year for his service as a director of the Company other than pursuant to the standard compensation arrangements described above.

                                   PROPOSAL 2
                      APPOINTMENT OF INDEPENDENT AUDITORS

    Upon recommendation of the Audit Committee of the Board of Directors, and subject to ratification by the stockholders, the Board of Directors has appointed Deloitte & Touche LLP as independent public accountants to examine the Company's consolidated financial statements for the fiscal year ending
December 31, 2001. Deloitte & Touche LLP has served as the Company's independent accountants since November 13, 1998 and performed the audit of the Company's 1998, 1999 and 2000 financial statements. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement, if they so desire, and to respond to appropriate questions from those attending the meeting.

VOTE REQUIRED FOR APPROVAL

    The affirmative vote of a majority of the outstanding shares of Common Stock present in person or represented by proxies at the Annual Meeting and entitled to vote is required to appoint the Company's independent accountants.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT ACCOUNTANTS TO EXAMINE THE COMPANY'S CONSOLIDATED FINANCIAL STATEMENTS FOR FISCAL YEAR 2001.

                                STOCK OWNERSHIP

    The following table sets forth information regarding the beneficial ownership of the Company's Common Stock as of April 27, 2001 (except as otherwise indicated) by (i) each person known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock, (ii) each director and nominee to be a director, (iii) each named executive officer (as defined below) and (iv) all directors and executive officers as a group. Except as otherwise indicated below, each of the persons named in the table has sole voting and investment power with respect to the shares set forth opposite such person's name.

NAME OF BENEFICIAL OWNER**                                    SHARES(1)    PERCENT(1)
--------------------------                                    ----------   ----------
Reynald G. Bonmati(2).......................................  15,737,358      51.0%
Albert S. Waxman(3).........................................   1,711,828       5.6
Richard Rahn................................................           0         *
Ralph J. Cozzolino(4).......................................      29,750         *
Terry A. Pope(4)............................................       5,000         *
James J. Baker(5)...........................................     321,540       1.1
Michael W. Huber(3).........................................   1,978,766       6.5
Andre-Jacques Neusy(4)......................................      26,250         *
Jeremy C. Allen(6)..........................................      63,750         *
All directors and officers of the Company as a group
  (9 persons)(2), (3), (4), (5) and (6).....................  19,874,742      64.0
Hans Schiessl(7)............................................  11,435,250      37.6
  Markgrafenstrasse 8
  75117 Pforzheim
  Germany
Bones, L.L.C................................................  10,310,350      33.9
Premium Point
  New Rochelle, NY 10801

------------------------

*   Less than 1%.

**  Unless otherwise stated, the address of each officer and director listed
    below is c/o Norland Medical Systems,   Inc., 106 Corporate Park Drive,
    Suite 106, White Plains, NY 10604.

(1) Calculated pursuant to Rule 13d-3(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Under Rule 13d-3(d), shares not outstanding that are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but not deemed outstanding for the purpose of calculating the percentage owned by any other person.

(2) Includes 395,000 shares issuable pursuant to stock options exercisable within 60 days. Includes 87,842 shares held of record by Novatech Resource Corporation, and 10,310,250 shares held of record by Bones, L.L.C., that Mr. Bonmati may be deemed to beneficially own due to his relationship with such entities. Mr. Bonmati is President and a principal stockholder of Novatech Resource Corporation. Mr. Bonmati is a managing member of Bones, L.L.C. Such beneficial ownership is disclaimed by Mr. Bonmati, except to the extent of his proportionate interest in such entities. Also includes 1,014,310 shares held by Mr. Bonmati's wife, as a trustee for their children, with respect to which Mr. Bonmati disclaims beneficial ownership.

(3) Includes 26,250 shares issuable pursuant to stock options exercisable within 60 days.

(4) Consists solely of shares issuable pursuant to stock options exercisable within 60 days.

(5) Includes 26,250 shares issuable pursuant to stock options exercisable within 60 days. Also includes 295,290 shares held by Mr. Baker's wife, with respect to which Mr. Baker disclaims beneficial ownership.

(6) Includes 63,750 Shares issuable pursuant to stock options exercisable within 60 days.

(7) Includes 10,310,250 shares held of record by Bones, L.L.C. that Mr. Schiessl may be deemed to beneficially own due to his relationship with such entity. Mr. Schiessl is a managing member of Bones, L.L.C. Such beneficial ownership is disclaimed by Mr. Schiessl, except to the extent of his proportionate interest in such entity.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    The following table provides, for the periods indicated, certain summary information concerning the cash and non-cash compensation earned by, or awarded to, the Company's President (the chief executive officer) and each of the three other most highly compensated executive officers who were serving as executive officers as of December 31, 2000 (collectively, the "named executive officers"):

                                                                           LONG-TERM
                                                                          COMPENSATION
                                                                             AWARDS
                                                         ANNUAL          --------------
                                                      COMPENSATION         SECURITIES
                                                  --------------------     UNDERLYING         ALL OTHER
NAME AND PRINCIPAL POSITION              YEAR     SALARY($)   BONUS($)   OPTIONS (#)(1)   COMPENSATION($)(2)
---------------------------            --------   ---------   --------   --------------   ------------------
Reynald G. Bonmati...................    2000      400,000        0          680,000            3,357
  Chairman of the Board,                 1999      400,000        0          135,000            3,232
  President and Treasurer                1998      303,500        0          180,000            3,271
Ralph J. Cozzolino...................    2000      149,800        0           10,000            1,768
  Vice President, Sales                  1999      149,800        0            8,000            1,630
  And Marketing North America            1998      149,603        0            3,000            2,178
Terry Pope...........................    2000       93,377        0           10,000            1,905
  Vice President and                     1999       65,221        0            5,000            1,090
  General Manager,                       1998          N/A      N/A              N/A              N/A
  Fort Atkinson Facility

------------------------

(1) Represents shares of Common Stock issuable upon exercise of options granted to the named executive officers.

(2) Represents life insurance and long-term disability premiums paid by the Company, and, for Messrs. Bonmati, Cozzolino and Pope, also includes $2,625, $1,036 and $1,225, respectively, of Company contributions to their respective 401(k) plan.

EMPLOYMENT AGREEMENTS

    During fiscal year 2000, the Company entered into a new Employment Agreement with Reynald G. Bonmati, Chairman of the Board, President and a director of the Company. The term of the Employment Agreement is from November 1, 2000 to December 31, 2003. Mr. Bonmati was awarded a base salary of $400,000, which is subject to increases to reflect cost of living increases, as shown by the Consumer Price Index for the New York-Northwestern New Jersey area. The base salary may also be increased upon annual review by, and upon the discretion of, the Compensation Committee. Mr. Bonmati is also entitled to an annual bonus payment equal to 5% of the Company's annual consolidated income before taxes, payable within 30 days after the release of the Company's audited financial statements for such year. No bonus was payable with respect to fiscal year 2000. Following the end of each fiscal quarter during the term of the Employment Agreement, Mr. Bonmati is to be granted options under the 1994 Plan to purchase up to 45,000 shares of the Company's Common Stock. Such options are to be granted two days after the Company announces its earnings for such quarter. The exercise price will be the closing price on the date of grant, and the options will vest in four equal annual installments. The Company's obligation to grant such options is subject to sufficient shares being available for grant. If the Company terminates Mr. Bonmati's employment during the term of the Employment Agreement other than for cause, all unvested options will be deemed vested, and all vested options will be exercisable at any time during the period ending on the first anniversary date of such termination.

OPTION GRANTS/EXERCISES IN 2000

    The following table sets forth certain information concerning grants of stock options made during the fiscal year ended December 31, 2000 to the named executive officers.

                       OPTION GRANTS IN LAST FISCAL YEAR
                               INDIVIDUAL GRANTS

                                                                                           POTENTIAL REALIZABLE
                                               PERCENTAGE OF                                 VALUE AT ASSUMED
                                NUMBER OF      TOTAL OPTIONS                               ANNUAL RATES OF STOCK
                               SECURITIES       GRANTED TO                                PRICE APPRECIATION FOR
                               UNDERLYING      EMPLOYEES IN    EXERCISE OR                    OPTION TERM(2)
                             OPTIONS GRANTED    FISCAL YEAR    BASE PRICE    EXPIRATION   -----------------------
NAME                             (#) (1)            (%)          ($/SH)         DATE        5% ($)      10% ($)
----                         ---------------   -------------   -----------   ----------   ----------   ----------
Reynald G. Bonmati........       100,000            12            0.15        1/20/2010      9,433       23,906
                                  45,000             5            0.15        3/01/2010      4,245       10,758
                                  45,000             5            0.15        5/12/2010      4,245       10,758
                                  45,000             5            0.15        8/15/2010      4,245       10,758
                                 400,000            48            0.15       11/01/2010     37,734       95,625
                                  45,000             5            0.15       11/16/2010      4,245       10,758
Ralph J. Cozzolino........        10,000             1            0.15        1/20/2010        943        2,391
Terry Pope................        10,000             1            0.15        1/20/2010        943        2,391

------------------------

(1) All options were granted pursuant to the 1994 Plan. These options are incentive stock options, except those granted to Mr. Bonmati, which are non-qualified stock options. All options become exercisable on each anniversary following the date of grant in four equal installments.

(2) Pursuant to Securities and Exchange Commission rules, the table shows the value of the options at the end of the option terms (ten years) if the underlying market price of the Common Stock were to appreciate in value from the date of grant to the end of the option term at annualized rates of 5% and 10%. These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent upon the future performance of the Common Stock and overall market conditions. There can be no assurance that the amounts reflected in this table will be achieved.

    The following tables set forth certain information concerning the exercise of options to purchase Common Stock of the Company by the named executive officers during fiscal year 2000 and the value at December 31, 2000 of outstanding options held by each of the named executive officers.

       OPTION EXERCISES IN 2000 AND VALUE OF OPTIONS AT DECEMBER 31, 2000

                                                                         NUMBER OF
                                                                        UNEXERCISED              VALUE OF UNEXERCISED
                                                                       OPTIONS HELD                 IN-THE-MONEY(1)
                                                                         AT FISCAL                 OPTIONS AT FISCAL
                                                                       YEAR END (#)                 YEAR END ($)(2)
                                SHARES ACQUIRED      VALUE      ---------------------------   ---------------------------
NAME                            ON EXERCISE (#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                            ---------------   -----------   -----------   -------------   -----------   -------------
Reynald G. Bonmati............         0               0          395,500        779,500           0              0
Ralph Cozzolino...............         0               0           29,750         12,250           0              0
Terry Pope....................         0               0            5,000         10,000           0              0

------------------------

(1) Options are "in-the-money" if the closing market price of the Company's Common Stock exceeds the exercise price of the options.

(2) The exercise prices of all such options exceeded $.0938, the closing price of a share of the Company's Common Stock on December 31, 2000.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    GENERAL. The Company's Compensation Committee is composed of four independent, non-employee Directors. The Compensation Committee and the Board of Directors believe that compensation must be competitive, but that it should be directly and materially linked to the Company's performance. The compensation program is designed to attract and retain executive talent, to motivate executives to maximize operating performance, to provide an opportunity to measure performance on an individual basis, as well as on an overall Company-wide basis, and to link executive and stockholder interests through the grant of stock options.

    The key components of the Company's executive compensation program consist of salary, bonuses and stock options. The Compensation Committee's policy with respect to each of these elements, including the basis of the compensation awarded to Mr. Bonmati, the Company's President, are discussed below. Through this program, a very significant portion of the Company's executive compensation is linked to performance and the alignment of executive interests with those of stockholders. The long-term compensation of all Company executive officers consists of stock options; the short term compensation consists of base salary and, in certain cases, bonuses.

    BASE SALARY. The Company has established base salary levels based upon competitive market pay rates, each executive's role in the Company and each executive's performance over time (including, where relevant, an executive's performance prior to joining the Company). Base salaries for executives are reviewed annually based on a variety of factors, including individual performance, market salary levels for comparable positions within comparable companies and the Company's overall financial results, and may be adjusted to reflect such factors. In the case of Mr. Cozzolino, a portion of his compensation is based upon commissions.

    BONUSES. At the end of each year, bonuses for executive officers may be recommended by the Company and reviewed and approved by the Compensation Committee. Any such bonuses will be payable out of a bonus pool determined by the Board of Directors or the Compensation Committee, and will be determined by measuring such officer's performance, the performance of the operations for which such officer has primary responsibility and the Company's overall performance against target performance levels to be established by the Compensation Committee. No bonuses were awarded to any executive officer for fiscal year 2000.

    STOCK OPTIONS. The Compensation Committee believes that aligning management's interest with those of stockholders is an important element of the Company's executive compensation plan. Stock options align the interests of employees and stockholders by providing value to the executive officers through stock price appreciation only. At December 31, 2000, there were outstanding under the 1994 Plan options to purchase an aggregate of 1,529,500 shares of Common Stock. In all cases, the exercise prices of these options are not less than the fair market value of the Common Stock on the grant dates.

    Future awards of stock options will be made periodically at the discretion of the Compensation Committee, in certain cases based upon recommendations of the Company's President. The size of such grants, in general, will be evaluated by regularly assessing competitive market practices, the individual's position and level of responsibility within the Company, and the overall performance of the Company, including its historic financial success and its future prospects. The Company believes that stock options are the single most important element in providing incentives for management performance and intends to continue to award significant stock options to officers and key employees.

    COMPENSATION OF THE CHIEF EXECUTIVE OFFICER. Effective November 1, 2000, the Company entered into the Employment Agreement with Mr. Bonmati described above (see "Executive Compensation-Employment Agreements"). The Compensation Committee was of the view that it was critically important to the Company that it be able to demonstrate to third parties with whom the Company deals (e.g., potential customers and potential sources of financing) Mr. Bonmati's firm commitment to the Company for the long term. Mr. Bonmati's base salary for 1999 was $400,000 and under the Employment Agreement remained unchanged for 2000 as Mr. Bonmati waived his right to receive the increase provided for in the Employment Agreement to reflect a cost of living increase. No bonus was earned by Mr. Bonmati for 2000.

    On January 20, 2000 and November 1, 2000, Mr. Bonmati was granted options for 100,000 shares and 400,000 shares, respectively, of the Company's Common Stock at an exercise price of $0.15 per share. These options vest in four equal annual installments commencing January 20, 2001 and November 1, 2001 respectively. Under Mr. Bonmati's Employment Agreement, as described above,
Mr. Bonmati is granted options to purchase 45,000 shares each quarter. Such options are granted two days after the Company announces its earnings for such quarter. The exercise price is the closing price on the date of grant and the options vest in four equal annual installments.

                                          COMPENSATION COMMITTEE:

                                          Albert S. Waxman
                                          James J. Baker
                                          Michael W. Huber
                                          Andre-Jacques Neusy

                             AUDIT COMMITTEE REPORT

    Management is responsible for the Company's internal controls and the financial reporting process. Deloitte & Touche LLP, the Company's independent auditor, is responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards. The Audit Committee's responsibility is to monitor and oversee these processes.

    In this context, the Audit Committee reviewed and discussed the audited financial statements with both Company management and Deloitte & Touche LLP. Specifically, the Audit Committee has discussed with Deloitte & Touche LLP matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380).

    The Audit Committee received from Deloitte & Touche LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed wit Deloitte & Touche LLP the issue of its independence from the Company.

    Based on the Audit Committee's review of the audited financial statements and its discussions with both management and Deloitte & Touche LLP noted above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

    The Company paid Deloitte & Touche LLP $105,000 in aggregate fees for professional services rendered for the audit of the Company's fiscal year 2000 annual financial statements and review of financial statements included in the Company's quarterly reports on Form 10-Q.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

    The Company did not pay Deloitte & Touch LLP anything for financial information systems design and implementation services provided to the Company in fiscal year 2000.

ALL OTHER FEES

    The Company paid Deloitte & Touche LLP an additional $70,200 for other services, including tax compliance, tax consultation and the audit of the Company's benefit plan, provided to the Company in fiscal year 2000.

    The Audit Committee has considered whether the provision of non-audit services by Deloitte & Touche LLP was compatible with maintaining its independence and has determined that the nature and substance of the non-audit services did not impair the status of Deloitte & Touche LLP as the Company's independent auditors.

                                         Audit Committee:
                                          Jeremy C. Allen
                                          James J. Baker
                                          Reynald G. Bonmati
                                          Michael W. Huber

STOCK PERFORMANCE GRAPH

    The following graph compares, from August 2, 1995, the date that the Company's Common Stock began trading on The NASDAQ National Market following its initial public offering, through December 31, 2000, the percentage change in the Company's Common Stock to the cumulative total return of the NASDAQ Composite Index (NASDAQ Composite) and the S&P Healthcare (Medical Products and Supplies) Midcap Index (Healthcare Midcap). The graph plots the growth in value of an initial $100 investment over the indicated time period, assuming the reinvestment of dividends. From August 2, 1995 to September 23, 1998, the Company's Common Stock was traded on the NASDAQ National Market. It is now quoted on the OTC Bulletin Board.

                                              AS OF                           AS OF DECEMBER 31,
                                            AUGUST 2,   ---------------------------------------------------------------
                                              1995        1995       1996       1997       1998       1999       2000
                                            ---------   --------   --------   --------   --------   --------   --------
Norland Medical Systems, Inc..............    $100        $221       $96        $107       $ 3        $ 8        $ 1
NASDAQ Composite..........................     100         106       130         159       224        413        251
Healthcare Midcap.........................     100         118       125         157       222        212        284

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

DOLLARS

                               8/7/95  12/31/95   1996    1997    1998    1999    2000
Norland Medical Systems, Inc.  100.00    221.00   96.00  107.00    3.00    8.00    1.00
NASDAQ Composite               100.00    106.00  130.00  159.00  224.00  413.00  251.00
Healthcare Midcap              100.00    118.00  125.00  157.00  222.00  212.00  284.00

YEARS ENDING

    The performance of the Company's Common Stock reflected above is not necessarily indicative of future performance of the Common Stock. The performance graph which appears above shall not be deemed incorporated by reference by any general statement incorporating this Proxy Statement by reference into any filing under the Securities Act of 1933, as amended, or under the Exchange Act, and shall not be deemed filed under either of such Acts except to the extent that the Company specifically incorporates this information by reference.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Exchange Act requires the Company's directors, executive officers and persons holding more than ten percent of a registered class of the Company's equity securities to file with the Securities and Exchange Commission initial reports of ownership, reports of changes in ownership and annual reports of ownership of Common Stock and other equity securities of the Company. Such directors, executive officers and ten-percent stockholders are also required to furnish the Company with copies of all such filed reports.

    Based solely upon review of the copies of such reports furnished to the Company and written representations that no other reports were required during the 2000 fiscal year, the Company believes that all Section 16(a) reporting requirements related to the Company's directors and executive officers were timely filed during 2000.

                              CERTAIN TRANSACTIONS

    TRANSACTIONS INVOLVING NMS BV, STRATEC MEDIZINTECHNIK GMBH, BIONIX L.L.C. AND NOVOTEC MASCHINEN GMBH.

    In September 1997 the Company acquired Norland Corp. from NMS BV, in part through the issuance of a convertible promissory note. In December 1998, March 1999, and June 1999, the entire convertible portion of the principal of the promissory note issued by the Company as part of the purchase price for Norland Corp. was paid by the issuance of shares of Common Stock of the Company. A total of 18,122,580 shares were issued in connection with such payments.

    In addition to its own products, the Company also distributed, during fiscal year 2000, bone densitometers manufactured by Stratec Medizintechnik GmbH ("Stratec"), an entity that is controlled by Mr. Schiessl, a principal stockholder of the Company. The Company purchased from Stratec during fiscal year 2000 a total of $799,588 worth of products. Sales of products and services by the Company to Stratec during fiscal year 2000 were $9,449.

    On October 1, 1999, the Company signed a sub-distribution agreement with Bionix L.L.C., ("Bionix"), which provided the Company the right to exclusively distribute in North America peripheral quantitative computed tomography systems manufactured by Stratec certain non-bone densitometry products manufactured by Novotec Maschinen GmbH ("Novotec"), MIP GmbH ("MIP") and Genemed GmbH ("Genemed"). Bionix is controlled by Mr. Bonmati, the Company's President and Chairman of the Board. Mr. Schiessl, a principal stockholder of the Company, has a controlling interest in Novotec. During fiscal year 2000, the Company purchased $976,685 worth of products from Bionix.

    Mr. Allen, a director of the Company, provided limited consulting services to the Company during fiscal year 2000. Mr. Allen was not paid cash for his services. Instead, certain options that he was granted in 1997 under the Company's 1994 Plan were repriced from $0.67 to $0.15 in December 2000.

                      SUBMISSION OF STOCKHOLDER PROPOSALS

    In accordance with Rules 14a-4(c) and 14a-5(e) promulgated under the Exchange Act, the Company hereby notifies its stockholders that it did not receive notice by January 10, 2001 of any other proposed matter to be submitted for stockholder vote at the Annual Meeting and, therefore, all proxies received in respect of the Annual Meeting will be voted in the discretion of the Company's management on any matters which may properly come before the Annual Meeting.

    Any proposal to be presented by a stockholder at the Company's 2002 Annual Meeting of Stockholders must be received in writing by the Company no later than January 5, 2002, so that it may be considered by the Company for inclusion in its proxy statement and form of proxy relating to that meeting.

    The Company further notifies its stockholders that if the Company does not receive notice by March 21, 2002 of a proposed matter to be submitted to stockholders at the 2002 Annual Meeting of Stockholders then any proxies held by members of the Company's management in respect of such meeting may be voted in the discretion of such management members on such matter if it shall properly come before such meeting, without any discussion of such proposed matter in the proxy statement to be distributed in respect of such meeting.

                                 OTHER MATTERS

    The Board of Directors knows of no matters that are expected to be presented for consideration at the Annual Meeting other than those described in this proxy statement. Should any other matter properly come before the Annual Meeting, however, the persons named in the form of proxy accompanying this proxy statement will vote all shares represented by proxies in accordance with their best judgment on such matters.

                                                                      APPENDIX A

                         NORLAND MEDICAL SYSTEMS, INC.
                            106 CORPORATE PARK DRIVE
                                   SUITE 106
                             WHITE PLAINS, NY 10604

                            AUDIT COMMITTEE CHARTER

    This Audit Committee Charter (Charter) has been adopted by the Board of Directors (the Board) of Norland Medical Systems, Inc. (the Company). The Audit Committee of the Board (the Committee) shall review and reassess this charter annually and recommend any proposed changes to the Board for approval.

ROLE AND INDEPENDENCE: ORGANIZATION

    The Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, internal control and financial reporting practices of the Company. It may also have such other duties as may from time to time be assigned to it by the Board. The membership of the Committee shall consist of at least three directors, who are each free of any relationship that, in the opinion of the Board, may interfere with such member's individual exercise of independent judgment. Each Committee member shall also meet the independence and financial literacy requirements for serving on audit committees, and at least one member shall have accounting or related financial management expertise, all as set forth in the applicable rules of NASDAQ. The Committee shall maintain free and open communication with the independent auditors and Company management. In discharging its oversight role, the Committee is empowered to investigate any matter relating to the Company's accounting, auditing, internal control or financial reporting practices brought to its attention, with full access to all Company books, records, facilities and personnel. The Committee may retain outside counsel, auditors or other advisors.

    One member of the Committee shall be appointed as chair. The chair shall be responsible for leadership of the Committee, including scheduling and presiding over meetings, preparing agendas, and making regular reports to the Board. The chair will also maintain regular liaison with the CEO, CFO and the lead independent audit partner.

    The Committee shall meet at least four times a year, or more frequently as the Committee considers necessary. At least once each year the Committee shall have separate private meetings with the independent auditors and management.

    RESPONSIBILITIES

    Although the Committee may wish to consider other duties from time to time, the general recurring activities of the Committee in carrying out its oversight role are described below.

    The Committee shall be responsible for:

    - Recommending to the Board the independent auditors to be nominated for shareholder approval to audit the financial statements of the Company. Such auditors are ultimately accountable to the Board and the Committee, as representatives of the shareholders.

    - Evaluating, together with the Board and management, the performance of the independent auditors and, where appropriate, replacing such auditors.

    - Obtaining annually from the independent auditors a formal written statement describing all relationships between the auditors and the Company, consistent with Independence Standards Board Standard Number 1, The Committee shall actively engage in a dialogue with the independent auditors with respect to any relationships that may impact the objectivity and independence of the auditors and shall take, or recommend that the Board take, appropriate actions to oversee and satisfy itself as to the auditors' independence.

    - Reviewing the audited financial statements and discussing them with management and the independent auditors. These discussions shall include the matters required to be discussed under Statement of Auditing Standards No. 61 and consideration of the quality of the Company's accounting principles as applied in its financial reporting, including a review of particularly sensitive accounting estimates, reserves and accruals, judgmental areas, audit adjustments (whether or not recorded), and other such inquiries as the Committee or the independent auditors shall deem appropriate. Based on such review, the Committee shall make its recommendation to the Board as to the inclusion of the Company's audited financial statements in the Company's Annual Report on Form 10-K.

    - Issuing annually a report to be included in the Company's proxy statement as required by the rules of the Securities and Exchange Commission.

    - Overseeing the relationship with the independent auditors, including discussing with the auditors the nature and rigor of the audit process, receiving and reviewing audit reports, and providing the auditors full access to the Committee (and the Board) to report on any and all appropriate matters.

    - Discussing with a representative of management and the independent auditors: (1) the interim financial information contained in the Company's Quarterly Report on Form IO-Q (2) the earnings announcement prior to its release (if practicable), and (3) the results of the review of such information by the independent auditors. (These discussions may be held with the Committee as a whole or with the Committee chair in person or by telephone.)

    - Discussing with management and the independent auditors the quality and adequacy of and compliance with the Company's internal controls.

    - Discussing with management and/or the Company's general counsel any legal matters (including the status of pending litigation) that may have a material impact on the Company's financial statements, and any material reports or inquiries from regulatory or governmental agencies.

    The Committee's job is one of oversight. Management is responsible for the preparation of the Company's financial statements and the independent auditors are responsible for auditing those financial statements. The Committee and the Board recognize that management and the independent auditors have more resources and time, and more detailed knowledge and information regarding the Company's accounting, auditing, internal control and financial reporting practices than the Committee does; accordingly the Committee's oversight role does not provide any expert or special assurance as to the financial statements and other financial information provided by the Company to its shareholders and others.

                                     PROXY
                         NORLAND MEDICAL SYSTEMS, INC.

          PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE
                         ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 13, 2001

    The stockholder(s) whose signature(s) appear(s) on the reverse side of this proxy form hereby appoint(s) Reynald G. Bonmati and Richard Rahn or any of them as proxies, with full power of substitution, and hereby authorize(s) them to represent and vote all shares of Common Stock of the Company which the stockholder(s) would be entitled to vote on all matters which may come before the Annual Meeting of Stockholders to be held at the EastRidge Conference Center located in the lobby of 707 Westchester Avenue, White Plains, New York 10604, at 10:00 a.m., local time, on Wednesday, June 13, 2001, or at any adjournment thereof. THE PROXIES SHALL VOTE SUBJECT TO THE DIRECTIONS INDICATED ON THE REVERSE SIDE OF THIS CARD AND THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF. THE PROXIES WILL VOTE AS THE BOARD OF DIRECTORS RECOMMENDS WHERE A CHOICE IS NOT SPECIFIED.

The nominees for Director are: Jeremy C. Allen, James J. Baker, Reynald G. Bonmati, Michael W. Huber, Andre-Jacques Neusy and Albert S. Waxman.

                        (TO BE SIGNED ON REVERSE SIDE.)

PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE /X/

 THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR ALL DIRECTORS AND
                                FOR PROPOSAL 2.

1.   ELECTION OF DIRECTORS                 FOR ALL                          WITHHOLD FOR ALL

Nominees: Jeremy C. Allen, James J. Baker, Reynald G. Bonmati, Michael W. Huber,
                     Andre-Jacques Neusy, Albert S. Waxman

   (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE OR
             NOMINEES, WRITE THE NAMES ON THE SPACE PROVIDED BELOW)

--------------------------------------------------------------------------------

2. Selection of Deloitte & Touche LLP as the Company's independent auditors for 2001

            / /  FOR            / /  AGAINST            / /  ABSTAIN

    Please complete, sign, date and mail the enclosed Proxy in the accompanying envelope even if you intend to be present at the meeting. Returning the Proxy will not limit your right to vote in person or to attend the Annual Meeting, but will ensure your representation if you cannot attend. If you hold shares in more than one name, or if your stock is registered in more than one way, you may receive more than one copy of the proxy material. If so, please sign and return each of the proxy cards that you receive so that all of your shares may be voted. The Proxy is revocable at any time prior to its use.

                                             Dated _____________________________

                                             ___________________________________

                                             ___________________________________
                                                        Signature(s)

                                           (Note Please sign above exactly as
                                           the shares are issued. When shares
                                           are held by joint tenants, both
                                           should sign. When signing as
                                           attorney, executor, administrator,
                                           trustee or guardian, please give the
                                           full title as such. If a corporation,
                                           please sign in full corporate name by
                                           President or other authorized
                                           officer. If a partnership, please
                                           sign in partnership name by
                                           authorized person.)